EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

                We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.  33-21241 and No. 33-55126) of Genzyme Corporation of our report dated June 9, 2003 relating to the financial statements and supplemental schedule of the Genzyme Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 25, 2003